EXHIBIT 99.1

ImClone Systems Incorporated
180 Varick Street New York, NY 10014 Tel: (212) 645-1405 Fax: (212) 645-2054 www.imclone.com

Investors: ImClone Systems Incorporated Andrea F. Rabney (646) 638-5058 Stefania A. Bethlen (646) 638-5046	Media: Abernathy MacGregor Andrew Merrill or David Pitts (212) 371-5999

For Immediate Release

IMCLONE SYSTEMS INCORPORATED RECEIVES NASDAQ PANEL’S
CONTINUED LISTING DETERMINATION

New York, NY – May 22, 2003 – ImClone Systems Incorporated (Nasdaq: IMCLE) today announced that it has received a written determination of the Nasdaq Listings Qualification Panel to continue the listing of the Company’s common stock on The Nasdaq National Market subject to satisfying certain requirements including deadlines for filing its 2002 annual report on Form 10-K and its first quarter 2003 report on Form 10-Q. ImClone Systems must file its Form 10-K on or before June 23, 2003 and its Form 10-Q on or before July 7, 2003. The Company has also agreed to issue a press release on or before June 6, 2003 updating its previously disclosed estimates of the financial statement impact of certain option and warrant exercises by current and former officers, directors and employees.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company’s three programs include growth factor blockers, cancer vaccines and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems is headquartered in New York City with additional administration and manufacturing facilities in Somerville, New Jersey.

The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the company’s compounds that demonstrate such compounds’ safety and effectiveness; obtaining additional financing to support the company’s operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the company’s business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the company’s products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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